Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2025 Results

Strong quarterly results driven by strategic acquisitions and organic data center growth

Racine, WI – October 29, 2024 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2024.

Second Quarter Highlights:

●	Net sales of $658.0 million increased 6 percent from the prior year
●	Operating income of $75.3 million increased 15 percent from the prior year
●	Adjusted EBITDA of $99.8 million increased $18.6 million, or 23 percent, from the prior year
●	Earnings per share of $0.86 decreased $0.01 from the prior year
●	Adjusted earnings per share of $0.97 increased $0.08, or 9 percent, from the prior year

“Our strong second quarter results benefited from continued momentum in some of our key end markets,” said Modine President and Chief Executive Officer, Neil D. Brinker. “Data center revenue growth continues to drive top-line improvement, including the significant impact from the Scott Springfield acquisition. This more than offset lower volumes in both our vehicular end markets and in our heat transfer product business. Overall, margins improved versus the prior year, which resulted in earnings growth and supported continued momentum towards our new fiscal 2027 targets.”

Second Quarter Financial Results

Net sales increased 6 percent to $658.0 million, compared with $620.5 million in the prior year. Organic sales increased 1 percent compared with the prior year.

Gross profit increased 23 percent to $165.6 million and gross margin improved by 340 basis points to 25.2 percent, which was primarily driven by favorable sales mix, including sales from the recently-acquired Scott Springfield Manufacturing business and organic data center sales growth, and higher average selling prices.

Selling, general and administrative (“SG&A”) expenses increased $16.9 million to $85.8 million. The increase was primarily due to higher compensation-related expenses, including increased incentive compensation resulting from improved financial results, and SG&A expenses of the acquired Scott Springfield business, including $4.7 million of incremental amortization expense for acquired intangible assets.

Operating income was $75.3 million, compared to $65.7 million in the prior year, an increase of 15 percent. The increase was driven by higher gross profit as compared to the prior year, partially offset by higher SG&A and restructuring expenses. The Company recorded $4.5 million of restructuring expenses during the second quarter of fiscal 2025, primarily for severance-related expenses in Europe within the Performance Technologies segment and product line transfer costs. Adjusted EBITDA, which excludes restructuring expenses, certain other charges, and depreciation and amortization expense, was $99.8 million, an increase of $18.6 million, or 23 percent, compared with $81.2 million in the prior year.

Earnings per share was $0.86, compared with $0.87 in the prior year. Adjusted earnings per share was $0.97, compared with adjusted earnings per share of $0.89 in the prior year. This improvement of $0.08, or 9 percent, was primarily driven by higher gross profit.

Second Quarter Segment Review

●	Climate Solutions segment sales were $366.4 million, compared with $289.2 million one year ago, an increase of 27 percent, including $53.4 million of sales from the recently-acquired Scott Springfield Manufacturing business. Organic sales increased 7 percent. This increase was driven by higher sales of data center cooling products, partially offset by lower sales of heat transfer products. The segment reported gross margin of 29.0 percent, which was 240 basis points higher than the prior year, primarily due to higher sales volume, favorable sales mix, and benefits from commercial pricing settlements. The segment reported operating income of $64.7 million, a 37 percent increase from the prior year. Adjusted EBITDA was $78.8 million, an increase of $25.2 million, or 47 percent, from the prior year.
●	Performance Technologies segment sales were $297.5 million, compared with $337.3 million one year ago, a decrease of 12 percent. Excluding the impact of divestitures, which was $21.9 million in the quarter, and the effect of exchange rate changes, organic sales decreased 5 percent. This decrease primarily resulted from market-related declines to automotive, off-highway and commercial vehicle customers. The segment reported gross margin of 20.2 percent, up 310 basis points from the prior year, primarily due to higher average selling prices, improved operating efficiencies, and the recognition of sales tax credits in Brazil. The segment reported operating income of $30.8 million, a $0.4 million decrease compared to the prior year, primarily due to higher restructuring expenses as compared to the prior year. Adjusted EBITDA was $41.0 million, an increase of $2.1 million, or 5 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the six months ended September 30, 2024 was $97.8 million, a decrease of $13.0 million compared to the prior year. Free cash flow for the six months ended September 30, 2024 was $57.5 million, a decrease of $27.1 million from the prior year, as the impact of higher operating earnings in the current year was more than offset by unfavorable net changes in working capital and higher capital expenditures, as compared with the prior year. Cash payments for restructuring activities, acquisition and integration costs, and environmental charges during the six months ended September 30, 2024 totaled $16.8 million, a $9.2 million increase from the prior year.

Total debt was $405.4 million as of September 30, 2024. Cash and cash equivalents at September 30, 2024 were $78.6 million. Net debt was $326.8 million as of September 30, 2024, a decrease of $44.7 million from the end of fiscal 2024.

Outlook

“Our outlook for the data center business continues to improve, driven by strong organic growth and the strategic actions taken over the past year, including the acquisition of Scott Springfield,” added Brinker. “We are gaining share with both colocation and hyperscale customers and continue to expand our product offering and our manufacturing capacity to meet market demand. In the Performance Technologies segment, we remain focused on further advancing our 80/20 initiatives and improving our business mix, as we anticipate ongoing weakness in our vehicular markets. We are holding our current guidance ranges, as we work towards delivering another record year of revenue and earnings.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, October 30, 2024 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its second quarter financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after October 30, 2024. A call-in replay will be available through midnight on November 6, 2024 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13748652. The Company will post a transcript of the call on its website on or after November 1, 2024.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources. More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2024 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, public health threats, and military conflicts, including the current conflicts in Ukraine and in the Middle East and heightened tensions in the Red Sea; the overall health and pricing focus of our customers; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology (“IT”) systems; the impact of a material weakness identified in our internal controls related to IT system access in Europe on our financial reporting process; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, acquisition and integration costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, acquisition and integration costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring and acquisitions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Net sales	$658.0	$620.5	$1,319.5	$1,242.9
Cost of sales	492.4	485.4	991.3	979.9
Gross profit	165.6	135.1	328.2	263.0
Selling, general & administrative expenses	85.8	68.9	168.6	130.3
Restructuring expenses	4.5	0.5	9.9	0.5
Operating income	75.3	65.7	149.7	132.2
Interest expense	(7.4)	(6.1)	(14.9)	(12.0)
Other (expense) income – net	(1.5)	0.1	(1.8)	(0.5)
Earnings before income taxes	66.4	59.7	133.0	119.7
Provision for income taxes	(20.0)	(12.8)	(38.8)	(27.5)
Net earnings	46.4	46.9	94.2	92.2
Net earnings attributable to noncontrolling interest	(0.3)	(0.4)	(0.8)	(0.9)
Net earnings attributable to Modine	$46.1	$46.5	$93.4	$91.3

Net earnings per share attributable to Modine shareholders – diluted	$0.86	$0.87	$1.73	$1.72

Weighted-average shares outstanding – diluted	53.9	53.4	53.9	53.2

Condensed consolidated balance sheets (unaudited)

(In millions)

	September 30, 2024	March 31, 2024
Assets
Cash and cash equivalents	$78.6	$60.1
Trade receivables	452.9	422.9
Inventories	366.5	357.9
Other current assets	54.6	53.1
Total current assets	952.6	894.0
Property, plant and equipment – net	373.9	365.7
Intangible assets – net	165.8	188.3
Goodwill	240.7	230.9
Deferred income taxes	63.3	75.1
Other noncurrent assets	119.3	97.5
Total assets	$1,915.6	$1,851.5

Liabilities and shareholders’ equity
Debt due within one year	$46.3	$31.7
Accounts payable	295.1	283.4
Other current liabilities	195.5	230.7
Total current liabilities	536.9	545.8
Long-term debt	359.1	399.9
Other noncurrent liabilities	152.2	150.3
Total liabilities	1,048.2	1,096.0
Total equity	867.4	755.5
Total liabilities & equity	$1,915.6	$1,851.5

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Six months ended September 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$94.2	$92.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39.1	27.7
Stock-based compensation expense	9.8	4.6
Deferred income taxes	9.8	5.5
Other – net	3.4	3.8
Changes in operating assets and liabilities:
Trade accounts receivable	(25.5)	6.7
Inventories	(5.2)	(4.3)
Accounts payable	21.8	(43.3)
Other assets and liabilities	(49.6)	17.9
Net cash provided by operating activities	97.8	110.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(40.3)	(26.2)
Payments for business acquisitions	(3.4)	(4.8)
Other – net	0.5	(3.4)
Net cash used for investing activities	(43.2)	(34.4)

Cash flows from financing activities:
Net decrease in debt	(28.8)	(9.5)
Purchases of treasury stock	(7.8)	(10.3)
Other – net	(0.1)	1.2
Net cash used for financing activities	(36.7)	(18.6)

Effect of exchange rate changes on cash	0.7	(1.9)

Net increase in cash, cash equivalents and restricted cash	18.6	55.9

Cash, cash equivalents and restricted cash - beginning of period	60.3	67.2

Cash, cash equivalents and restricted cash - end of period	$78.9	$123.1

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Net sales:
Climate Solutions	$366.4	$289.2	$723.7	$575.9
Performance Technologies	297.5	337.3	606.5	680.4
Segment total	663.9	626.5	1,330.2	1,256.3
Corporate and eliminations	(5.9)	(6.0)	(10.7)	(13.4)
Net sales	$658.0	$620.5	$1,319.5	$1,242.9

	Three months ended September 30,				Six months ended September 30,
	2024		2023		2024		2023
	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Gross profit:
Climate Solutions	$106.3	29.0%	$76.9	26.6%	$207.1	28.6%	$152.7	26.5%
Performance Technologies	60.1	20.2%	57.6	17.1%	123.6	20.4%	109.5	16.1%
Segment total	166.4	25.1%	134.5	21.5%	330.7	24.9%	262.2	20.9%
Corporate and eliminations	(0.8)	—	0.6	—	(2.5)	—	0.8	—
Gross profit	$165.6	25.2%	$135.1	21.8%	$328.2	24.9%	$263.0	21.2%

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Operating income:
Climate Solutions	$64.7	$47.1	$124.5	$95.7
Performance Technologies	30.8	31.2	62.3	58.8
Segment total	95.5	78.3	186.8	154.5
Corporate and eliminations	(20.2)	(12.6)	(37.1)	(22.3)
Operating income	$75.3	$65.7	$149.7	$132.2

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Net earnings	$46.4	$46.9	$94.2	$92.2
Interest expense	7.4	6.1	14.9	12.0
Provision for income taxes	20.0	12.8	38.8	27.5
Depreciation and amortization expense	20.0	14.0	39.1	27.7
Other expense (income) – net	1.5	(0.1)	1.8	0.5
Restructuring expenses (a)	4.5	0.5	9.9	0.5
Acquisition and integration costs (b)	—	—	1.9	—
Environmental charges (c)	—	1.0	0.1	1.2
Adjusted EBITDA	$99.8	$81.2	$200.7	$161.6

Net earnings per share attributable to Modine shareholders - diluted	$0.86	$0.87	$1.73	$1.72
Restructuring expenses (a)	0.07	0.01	0.17	0.01
Acquisition and integration costs (b)	0.04	—	0.11	—
Environmental charges (c)	—	0.01	—	0.01
Adjusted earnings per share	$0.97	$0.89	$2.01	$1.74
____

(a)	Restructuring expenses primarily consist of employee severance expenses in Europe within the Performance Technologies segment and equipment transfer costs. The tax benefit related to restructuring expenses during the second quarter of fiscal 2025 and fiscal 2024 was $0.4 million and $0.1 million, respectively. The tax benefit related to restructuring expenses during the first six months of fiscal 2025 and fiscal 2024 was $0.8 million and $0.1 million, respectively.

(b)	On March 1, 2024, the Company acquired Scott Springfield Manufacturing, a leading provider of air handling units for the data center, telecommunications, healthcare, and aerospace markets. The adjustment in fiscal 2025 includes $1.6 million recorded at Corporate for the impact of an inventory purchase accounting adjustment. The Company wrote up acquired inventory to its estimated fair value and charged the write-up to cost of sales as the underlying inventory was sold. The fiscal 2025 costs also include fees for accounting and legal professional services and incremental costs directly associated with integration activities. In addition, for purposes of calculating adjusted EPS, the Company also adjusted for $5.3 million of incremental amortization expense recorded in the Climate Solutions segment during the first six months of fiscal 2025 associated with an acquired order backlog intangible asset, which will be substantially amortized by the end of fiscal 2025. The tax benefit related to the acquisition related costs and adjustments for the second quarter and first six months of fiscal 2025 was $0.6 million and $1.6 million, respectively.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to previously-owned facilities.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended September 30, 2024				Three months ended September 30, 2023
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$64.7	$30.8	$(20.2)	$75.3	$47.1	$31.2	$(12.6)	$65.7
Depreciation and amortization expense	12.6	7.2	0.2	20.0	6.2	7.5	0.3	14.0
Restructuring expenses (a)	1.5	3.0	—	4.5	0.3	0.2	—	0.5
Environmental charges (a)	—	—	—	—	—	—	1.0	1.0
Adjusted EBITDA	$78.8	$41.0	$(20.0)	$99.8	$53.6	$38.9	$(11.3)	$81.2

Net sales	$366.4	$297.5	$(5.9)	$658.0	$289.2	$337.3	$(6.0)	$620.5
Adjusted EBITDA margin	21.5%	13.8%		15.2%	18.5%	11.5%		13.1%

	Six months ended September 30, 2024				Six months ended September 30, 2023
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$124.5	$62.3	$(37.1)	$149.7	$95.7	$58.8	$(22.3)	$132.2
Depreciation and amortization expense	24.5	14.2	0.4	39.1	12.3	14.9	0.5	27.7
Restructuring expenses (a)	1.7	8.2	—	9.9	0.3	0.2	—	0.5
Acquisition and integration costs (a)	—	—	1.9	1.9	—	—	—	—
Environmental charges (a)	—	—	0.1	0.1	—	—	1.2	1.2
Adjusted EBITDA	$150.7	$84.7	$(34.7)	$200.7	$108.3	$73.9	$(20.6)	$161.6

Net sales	$723.7	$606.5	$(10.7)	$1,319.5	$575.9	$680.4	$(13.4)	$1,242.9
Adjusted EBITDA margin	20.8%	14.0%		15.2%	18.8%	10.9%		13.0%
____

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	September 30, 2024	March 31, 2024
Debt due within one year	$46.3	$31.7
Long-term debt	359.1	399.9
Total debt	405.4	431.6

Less: cash and cash equivalents	78.6	60.1
Net debt	$326.8	$371.5

Free cash flow (unaudited)

(In millions)

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$57.3	$69.1	$97.8	$110.8
Expenditures for property, plant and equipment	(13.5)	(11.1)	(40.3)	(26.2)
Free cash flow	$43.8	$58.0	$57.5	$84.6

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended September 30, 2024				Three months ended September 30, 2023
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$366.4	$(2.4)	$(53.4)	$310.6	$289.2	$—	$289.2	7%
Performance Technologies	291.6	2.6	—	294.2	331.3	(21.9)	309.4	(5)%
Net Sales	$658.0	$0.2	$(53.4)	$604.8	$620.5	$(21.9)	$598.6	1%

	Six months ended September 30, 2024				Six months ended September 30, 2023
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$723.6	$(1.7)	$(94.5)	$627.4	$575.9	$—	$575.9	9%
Performance Technologies	595.9	6.0	—	601.9	667.0	(46.2)	620.8	(3)%
Net Sales	$1,319.5	$4.3	$(94.5)	$1,229.3	$1,242.9	$(46.2)	$1,196.7	3%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com